Exhibit 99.1

Liquidity Services, Inc. Awarded New Surplus Contract with the U.S. Department of Defense

WASHINGTON—(BUSINESS WIRE)—Aug. 4, 2008—Liquidity Services, Inc. (LSI) today announced the award of its new Surplus Contract with the Defense Reutilization and Marketing Service (DRMS), a field activity of the U.S. Department of Defense (DoD). Following a competitive offering process, on July 31, 2008 DRMS awarded LSI a contract to manage the receipt, storage, marketing and disposition of virtually all useable surplus personal property generated by DoD installations throughout the United States. The contract has a base term of three years with two one-year renewal options and LSI expects to commence operations in approximately 90 days. The new surplus contract ensures LSI will continue to serve as the primary channel for the sale of DoD useable surplus personal property in over 500 categories throughout the United States.

Under the terms of the new contract, LSI will pay DoD approximately 3.26% of the DoD’s original acquisition value (OAV) for all useable surplus items referred and LSI will retain 100% of the profit while bearing its own costs for the merchandising and re-sale of these items. Payment for the property will be made in two steps in which approximately 2.26% of the OAV will be paid upfront and 1.00% will be paid 120 days after LSI’s receipt of the property. DoD useable surplus property will continue to be offered for sale through LSI’s online auction marketplace, www.govliquidation.com.

“Building on our experience as the exclusive contractor for the sale of DoD useable surplus property since 2001, we are excited to continue this relationship and further leverage our online sales and property domain expertise to significantly improve how DoD useable surplus property is screened and sold,” said Bill Angrick, Chairman and CEO of LSI. “As an innovative solution provider, we provide the DoD with the most effective solution to dispose of DoD surplus property while protecting national security, reducing costs and providing a valuable revenue stream to the U.S. Treasury.”

About Liquidity Services, Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable corporations and government agencies to market and sell surplus assets and wholesale goods quickly and conveniently using online auction marketplaces and value-added services. The company is based in Washington, D.C. and has 685 employees. Additional information can be found at: www.liquidityservicesinc.com.

CONTACT: Liquidity Services, Inc.
Julie Davis
Corporate Communications Director
202-558-6234
julie.davis@liquidityservicesinc.com

SOURCE: Liquidity Services, Inc.